Exhibit 5.1

Vincent J. McGill Partner	Eaton & Van Winkle LLP 3 PARK AVENUE NEW YORK, NEW YORK 10016	Telephone: (212) 779-9910 Fax: (212) 779-9928 Direct Dial: (212) 561-3604

August 13, 2015

Board of Directors
Air Industries Group
360 Motor Parkway, Suite 100
Hauppauge, NY 11788

Re: Registration Statement on Form S-8

Gentlemen:

In connection with the registration of up to 350,000 shares of the common stock of Air Industries Group (the “Company”), $0.001 par value (the “Shares”), under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission on or about the date hereof, such Shares to be issued or delivered pursuant to the Air Industries Group 2015 Equity Incentive Plan (the “Plan”), you have requested our opinion set forth below.

In our capacity as counsel, we have examined originals or copies of those corporate and other records of the Company we considered appropriate.

On the basis of such examination and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that: (1) the Shares have been duly authorized by all necessary corporate action on the part of the Company; and (2) when issued in accordance with such authorization and the provisions of the Plan, and upon payment for and delivery of the Shares as contemplated in accordance with the Plan, the Shares will be validly issued, fully paid and non-assessable.

We consent to your filing this opinion as an exhibit to the Registration Statement.

Respectfully submitted,

/s/ Eaton & Van Winkle LLP